Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-71266 and 333-137021) of Kraft Foods Inc. of our report dated June 20, 2008 relating to the financial statements and supplemental schedule of the Kraft Foods Global, Inc. TIP Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois

June 20, 2008